QuickLinks -- Click here to rapidly navigate through this document

Exhibit 8.1

14 May, 2004

Bunge Limited 50 Main Street White Plains, New York 10606 U.S.A.

Dear Sirs:

Bunge Limited (the "Company")

We have acted as special legal counsel in Bermuda to the Company in connection with amendment no. 1 to a registration statement on form F-3 (Registration No. 333-114973) filed with the U.S. Securities and Exchange Commission (the "Commission") on 14 May, 2004 (the "Registration Statement", which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) relating to the registration under the U.S. Securities Act of 1933, as amended (the "Securities Act"), of 8,500,000 common shares, par value US$0.01 each together with an additional 1,275,000 common shares, par value US$0.01 each subject to an over-allotment option granted to the underwriters by the Company (the "Common Shares").

For the purposes of giving this opinion, we have examined a copy of the Registration Statement. We have also reviewed the memorandum of association and the bye-laws of the Company, each certified by the Secretary of the Company on 14 May, 2004, copies of minutes of a meeting of its directors held on 28 April 2004 (the "Minutes") and such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken, (b) that where a document has been examined by us in draft form, it will be or has been executed and/or filed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention, (c) the accuracy and completeness of all factual representations made in the Registration Statement and other documents reviewed by us, (d) that the resolutions contained in the Minutes remain in full force and effect and have not been rescinded or amended, (e) that there is no provision of the law of any jurisdiction, other than Bermuda, which would have any implication in relation to the opinions expressed herein.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Bermuda. This opinion is to be governed by and construed in accordance with the laws of Bermuda and is limited to and is given on the basis of the current law and practice in Bermuda. This opinion is issued solely for the purposes of the filing of the Registration Statement and the offering of the Common Shares by the Company and is not to be relied upon in respect of any other matter.

On the basis of and subject to the foregoing, we are of the opinion that the statements under the caption "Material Tax Consideration—Bermuda Tax Consequences" in the prospectus forming part of the Registration Statement, to the extent that they constitute statements of Bermuda law, are accurate in all material respects and that such statements constitute our opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm under the captions "Material Tax Considerations—Bermuda Tax Consequences" and "Legal Matters" in the prospectus forming part of the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully
/s/ CONYERS DILL & PEARMAN

QuickLinks

  Exhibit 8.1